Exhibit 10.5

CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER A CONFIDENTIAL TREATMENT REQUEST, PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

Final December 5, 2006

ANHYDROUS AMMONIA

SALES CONTRACT

This Contract is entered effective 1st day of January, 2007, by and between Mississippi Phosphates Corporation, a Delaware, USA, corporation with offices at 601 Industrial Road, Pascagoula, Mississippi 39567, hereinafter referred to as “Buyer”, and Transammonia, Inc., a Delaware, USA, corporation with offices at 4211 West Boy Scout Blvd, Suite 600, Tampa, Florida 33607-5757, hereinafter referred to as “Seller”.

WHEREAS Buyer will consume anhydrous ammonia at its fertilizer facility located at Pascagoula, Mississippi (“Pascagoula Plant”), and wishes to purchase and receive it;

WHEREAS Seller is an international trading company and wishes to sell and deliver anhydrous ammonia to Buyer; and

WHEREAS Buyer will rely on a consistent and timely supply of ammonia in order for it to maintain production at the Pascagoula Plant;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Product

Anhydrous ammonia fully refrigerated (“Product”).

2. Specifications

Purity	99.50 %min. (by weight)
Water	0.50% max. (by weight)
Oil	10 ppm max. (by weight)
Temperature	about minus 32 degrees Celsius in Vessel’s tanks.

3. Origin

Any origin in Seller’s option.

4. Port of discharge

One safe berth, one safe port at Buyer’s terminal in Pascagoula, Mississippi (the “Terminal”).

Final December 5, 2006

5. Duration

a. The Term shall commence on January 1, 2007 and shall expire on December 31, 2009.

b. Thereafter, this Contract shall be automatically renewed for successive periods of 2 years each, unless terminated by either party by written notice given to the other at least six (6) months prior to the beginning of each additional period. The term “Contract Year” shall mean each calendar year during the term of this Contract. The term “Contract Quarter” shall mean each calendar quarter during the term of this Contract.

6. Quantity

a. Minimum 100 per cent of Buyer’s full ammonia requirements, currently estimated at approximately 150,000 to 180,000 metric tons per Contract Year, part years pro-rata. Requirements are approximately evenly spread throughout the Contract Year. Cargoes shall typically be in quantities of approximately [***] metric tons each, with the size of each cargo in Seller’s option taking into account Buyer’s requirements. The parties acknowledge that optimal freight economics require maximizing parcel size and that larger cargoes will usually be in both parties’ best interests. Both parties agree to use their best efforts to schedule full-vessel, single port discharges, whenever possible. Seller will not be required to deliver cargoes less than [***] metric tons each.

b. The parties agree that notwithstanding Subparagraph (a) above, Buyer is entitled to purchase available quantities of isomax ammonia from the refinery owned by Chevron U.S.A. Inc. and operated by the Global Refining Division of ChevronTexaco Products Company; provided that such material does not enter Buyer’s storage tank at Pascagoula or the pipeline from such tank to DuPont or the pipeline from such tank to Buyer’s rail car loading facility. Buyer shall be responsible for any loss, liability or expense arising from contamination of the Product supplied by Seller which is caused by such material.

7. Shipments / nominations

a. Not later than 45 (forty five) days prior to the beginning of each Contract Quarter, Buyer will inform Seller of the requested quantities and requested arrival dates during that Contract Quarter.

b. Not later than 45 (forty five) days prior to the beginning of each month, Buyer will reconfirm the quantities requested for delivery during that month and propose a ten day period for the requested arrival of each cargo, always with a minimum 45 (forty five) day notice before the beginning of the arrival dates.

c. Not later than 30 days prior to the first day of the ten day period proposed in accordance with Subparagraph b above, Buyer shall confirm a five day period for the requested arrival of each cargo by notice to Seller.

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d. Not later than 20 (twenty) days prior to the projected first day arrival period for each cargo, Seller will

(i) nominate, by email or fax to Buyer, the performing vessel, the loading port, the supplier, and the Expected Time of Arrival (“ETA”) at the discharge port (which will be within a 5 day range);

(ii) advise Buyer of Seller’s then estimate (which shall be later finalized under sub-paragraph 7e of the quantity loaded, specifying the estimated number of tons to be purchased by Buyer and the estimated number of tons to be included in the Seller’s inventory for sale to Seller’s customers);

(iii) the “Estimated Total Price” per metric ton, as defined in Paragraph 11b.

e. Not later than five (5) days before the first day of the ETA range, Seller will notify Buyer of the number of tons to be purchased by Buyer from such cargo (the “Buyer’s Quantity”) and the number of tons to be included in Seller’s inventory from such cargo for sale to Seller’s customers (the “Seller’s Quantity”).

f. Unless Buyer rejects the nomination within two working days in Buyer’s main place of business with valid substantiating reasons, the nomination shall be deemed to be accepted.

g. Seller shall have the right, but not the obligation, to nominate a substitute vessel. In this case, the Buyer shall be only liable to pay the Estimated Total Price stated in Seller’s nomination under Paragraph 7d. Seller shall also have the right to make a delivery by barge instead of by vessel, provided the arrival dates are not substantially different than the expected arrival dates for vessel delivery established in accordance with this Paragraph.

h. Seller shall give Buyer or its agent reasonable notice of the approximate date on which the carrying vessel or barge will arrive at the discharge port. Delivery and arrival dates shall be approximate only.

i. It is recognized by the parties hereto that the efficient and timely operation of the Terminal will require close coordination between the parties. Buyer and Seller will cooperate with each other in scheduling and giving notice of Product deliveries to and from the Terminal to the end that demurrage costs are minimized, that Product throughput is increased, and that other activities at the Terminal are not disrupted.

8. Price

a. Seller will utilize its worldwide supply network for the purpose of deliveries under this Contract and will coordinate such deliveries closely with Buyer.

b. The “Total Price” for each parcel, in US Dollars per metric ton shall be Seller’s actual [***] plus [***] plus [***] plus [***], with such terms defined below.

i.	[***].

ii.	[***]:

x.	[***].

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y.	[***].

z.	[***].

iii.	[***].

iv.	[***]

•	[***]

•	[***].

[***].

v.	[***].

c. Notwithstanding Subparagraph 8b above, the Total Price for each cargo shall not exceed [***], where [***] is defined as the average of the following two prices:

i)	[***].

ii)	[***].

d. If, during the term of the Contract, ammonia prices are no longer reported in the above publications under the same headings and sub-headings, as on the date hereof, then the parties will negotiate in good faith to agree upon an alternative reference for determining the price under Paragraph 8c. If ammonia prices are no longer reported in one of the above publications, then, pending agreement upon an alternative reference, the remaining publication shall be used.

e. Seller shall provide Buyer with reasonable documentation of the elements of its calculation of the Total Price. Buyer shall, at any time during the term of this Contract and during six (6) months thereafter, be entitled to examine TA’s books, records and other documentation at TA’s offices during business hours, with reasonable advance notice, and to take copies thereof, in order to verify elements of the Total Price.

f. A sample of the calculation of the Total Price is attached hereto as Appendix 1 for reference only. The parties will agree in writing on a suitable format for this calculation at a later date.

g. Under that certain Terminal Agreement dated as of January 1, 2007 between the parties hereto, Seller has obtained exclusive use of Buyer’s ammonia tank (the “Tank”). At any given time, the Tank is likely to contain commingled quantities of Product from two or more vessels or other deliveries. For purposes of determining the Total Price per metric ton of Product sold by Seller to Buyer during any calendar week, the following protocol shall apply:

a quantity of Product equal to the quantity of Product designated for Buyer’s account in a prior vessel shall be delivered to Buyer at the prior vessel Total Price per metric ton before Product designated for Buyer’s account in a subsequent Vessel is delivered to Buyer at the subsequent Vessel Total Price per metric ton.

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9. Delivery Point

Delivery of Product sold hereunder to the Buyer shall occur as Product progressively passes the Tank pipeline outlet flange (the “Delivery Point”).

10. Title and risk

a. Title and risk of loss of Product sold hereunder to Buyer passes from Seller to Buyer progressively as the Product passes from the Seller to the Buyer at the Delivery Point.

b. Seller owns all of the Product in the Tank, except for the Product heel of about 1,500 short tons which remains Buyer’s property. For the purpose of evidencing Seller’s title to Product in the Tank, the Buyer agrees to join the Seller in executing such financing statements as the Seller may reasonably require so that the Seller may file such statements with the proper state authorities. Seller shall bear the filing expenses. The execution and filing of any such financing statements shall be to afford the Seller protection against the Buyer’s creditors. Seller agrees to terminate such financing statement when it no longer owns any Product in the Tank.

11. Payment

a. Seller will invoice Buyer weekly based on the metered quantity of Product delivered to Buyer at the Delivery Point. Buyer will notify Seller by the close of business each Wednesday of Buyer’s usage of Product during the previous week, based on the meter readings. Payment for Product as determined in Paragraph 8g shall be made to Seller’s designated account in US dollars, without discount, deduction, withholding or setoff, by telegraphic transfer five (5) days after receipt of invoice in immediately available funds. If payment is due on a day on which Seller’s designated bank is not open for business, payment to be made, on the preceding banking day. If, in Seller’s reasonable judgment, Buyer’s credit shall appear impaired or insufficient at any time, Seller may alter credit terms or require satisfactory assurance of payment or prepayment.

b. If any figures necessary for the computation of the Total Price are not available on the payment date, Seller shall make an estimate based on Seller’s reasonable projection of the Total Price for the sale (the “Estimated Total Price”), Buyer will make payment on the basis of the Estimated Price. If the actual Total Price for a sale differs from the Estimated Price, then Seller shall so notify Buyer, and appropriate adjustments shall be made within ten (10) days of the last day of each Contract Quarter. At the expiration or termination of this Contract, the parties will make a final adjustment after all of the Product has been delivered and all applicable costs are known. Seller shall provide Buyer with reasonable documentation for any adjustments.

c. Seller’s invoice shall include [***].

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12. Inspection

The Product shall be inspected at the discharge port for quality and quantity by an independent inspector appointed by Seller. The cost of inspection shall be paid by Seller and included as a Direct Cost. The quantity discharged shall be the outturn figures from the vessel’s gauges.

13. Shipping conditions

a. Buyer guarantees that it has access to storage capacity at the discharge port for at least 20,900 metric tons of anhydrous ammonia and that its discharging facilities can accommodate vessels of following description:

Length Over All (LOA):	Maximum 750 feet.
Beam	Maximum 106 feet
Draft:	Maximum 38 feet brackish water
Height of manifold above water level:	50 feet Maximum
Bridge air draft restrictions	None

b. Unless inconsistent herewith, the provisions of the ASBATANKVOY Charter Party form shall govern vessel deliveries including, without limitation, the calculations of laydays and laytime at the discharge port, giving notice of readiness, computation of demurrage, provision of safe berth and shifting, pumping, provision of hoses, and payment of dues, taxes and wharfage, etc. The provisions of ASBATANKVOY are incorporated in this Contract by reference, with the term “Owner” in ASBATANKVOY being deemed to refer to Seller and the term “Charterer” being deemed to refer to Buyer.

c. Buyer shall designate and procure for each vessel’s or barge tow’s discharge a safe port and a safe berth reachable on arrival, always accessible and of sufficient depth to permit the carrying vessel to proceed to, lie at and depart from always safely afloat. Any shifting of the vessel or barge shall be at Buyers’ risk and expense, and time consumed on account of such shifting shall count as used laytime or time on demurrage. Vessels and barges shall be free of wharfage or dockage charges.

d. The performing vessel or barge shall be entitled to tender NOR upon its arrival at the discharge port and time shall count as laytime or demurrage regardless of any delay in connection with security regulations or measures, including regulations or measures imposed under the ISPS Code or SOLAS Chapter XI. Any delay, damages, costs or expenses whatsoever arising out of or related to such regulations or measures, including, but not limited to, security guards, launch services, tug escorts, port security fees or taxes and inspections, shall be for Buyer’s account.

e. If a berth is not available on the vessel’s or barge’s arrival due to night restrictions, then Seller may instruct the vessel or barge to remain outside the port until the vessel or barge is able to proceed to a berth, in which case the vessel or barge may tender its notice of readiness from outside the port and all time waiting there shall count fully as used laytime or time on demurrage.

f. For vessels, laytime at the discharging port will be calculated as the Bill of Lading quantity divided by the discharge rate of 350 metric tons per hour, Saturdays, Sundays and Holidays Included (SSHINC). For barge deliveries, laytime shall be calculated as the load survey quantity divided by 250 short tons per hour. Barges are allowed 3 hours free time before commencement of laytime.

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g. If the vessel or barge departure from the discharge port is delayed after disconnection of cargo hoses, for cargo documents or other Buyer’s purposes, then the time shall continue counting uninterrupted, as laytime or as time on demurrage until completion of such Buyer’s purposes

h. The demurrage rate at the discharge port shall be

•	for a vessel voyage chartered by the Seller, [***];

•	for a vessel that is time chartered by the Seller or an affiliated company, [***].

•	in the case of barges, $[***].

i. Buyer shall pay demurrage per running hour and pro rata for a part thereof for all time that discharging and used laytime exceeds the allowed laytime specified above. Payment shall be made by telegraphic transfer to Seller’s designated account latest 30 days from receipt of Seller’s invoice by fax.

j. Buyer shall be responsible for any costs incurred as a result of the unavailability of a berth including, but not limited to, tug, fireboat or watch boat fees. Buyer shall also be responsible for the fees for any tug, fireboat or watch boat if required by Buyer, terminal or receivers while the vessel or barge is alongside the discharging berth

k. Seller shall have the option to ship the Product in one or more shipments and to combine and commingle the Product with other Product on board Seller’s vessel or barge.

l. Neither Seller, the Owners, nor their agents shall be required to sign or endorse Bills of Lading showing Freight Prepaid.

m. Notwithstanding the above, Seller acknowledges that vessel traffic in the port is restricted to daylight travel on vessels over 625 feet LOA, and time lost by reason of such restriction shall not count as used laytime or time on demurrage.

n. Buyer shall not be liable for discharge port demurrage which is caused by the fault of Seller or the vessel.

14. Buyer’s Warranties regarding its Terminal

Buyer’s warrants that the Terminal:

i.	can receive ammonia at a rate of 350 metric tons per hour;

ii.	maintains three (3) 8-inch diameter 30-foot length ammonia hoses that attach to the shore side connections to the vessel’s manifolds and whose end connections are ASA 150-pound flanges;

iii.	has available a fourth hose in the warehouse to use as a spare;

iv.	can receive and discharge vessels with air drafts of 30 feet from water line to vessel’s manifold utilizing two hoses and reasonable line up of the headers;

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Final December 5, 2006

v.	may require use of an additional hose for safe handling of air drafts greater than 30 feet from water line to vessel manifold;

vi.	has a maximum discharge pressure of 100 psig during the discharge operation;

vii.	is equipped to connect to vessel manifolds at least 50 feet above water line.

15. Letter of Indemnity (LOI)

a. Provided that vessel Owner is willing to do so, Seller agrees to discharge the cargo

(i)	without presentation of an original Bill of Lading; or

(ii)	at a port other than that named in the Bill of Lading

upon receipt of a Letter Of Indemnity, with any wording required by the vessel Owner, duly signed by an authorized officer of Buyer and, if required by the vessel Owner, a suitably worded bank guaranty.

b. In the alternative, if the Vessel owner is willing to do so, Seller agrees to discharge the cargo as per Subparagraph a above upon receipt of written instructions from Buyer provided that one or two original Bills of Lading are placed on board and the full set of original Bills of Lading contain either of the following statements as the case may be:

“One original Bill of Lading retained on board against which bill delivery of cargo may properly be made on instructions received from Charterers”; or

“Out of two originals Bills of Lading placed on board, one original Bill of Lading retained on board against which bill delivery of cargo may properly be made on instructions received from Charterers.”

16. Taxes, Fees, Dues, Etc.

a. Buyer shall pay every tax, fee, duty or other charge, including VAT, now or hereafter imposed by any governmental agency upon the Product in the United States which is imposed or arises after title to Product has passed to Buyer. If any such tax, fee, duty or charge is required to be paid or collected by Seller, an equal amount shall be added to the sale price and payment shall be made together with the sale price.

b. Buyer shall pay on behalf of Seller ad valorem taxes imposed on Product in the Tank and elsewhere at the Pascagoula Plant which is Seller’s inventory for sale to its customers other than Buyer. Seller shall reimburse Buyer for such taxes within 5 days of receipt of invoice.

17. Force majeure

a. No failure or omission to carry out or to observe any of the terms, provisions or conditions of this Contract shall give rise to any claim by one party hereto against the other, or be deemed to be a breach of this Contract if the same shall be caused by, or arise out of, war, hostilities, sabotage, blockade, revolution, or disorder; expropriation or nationalization; cutoff of gas supplies to facilities for the production of ammonia; disruption of rail or pipeline

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transportation of Product to the load port, and consequent delays; breakdown or damage to loading facilities; prevention of loading by terminal or port authorities; embargoes or export restrictions, acts of God, fire, frost, earthquake, storm, lightning, tide, tidal wave or perils of the sea; accidents of navigation or breakdown of or injury to vessels or barges; accidents to or closing of harbors, docks, straits, canals or other assistances to or adjuncts of shipping or navigation; strikes, lockouts or other labor disturbances, explosion, accidents by fire or otherwise; breakdown of equipment at the discharge port; or any other events, matter, or thing wherever occurring, of the same class or kind as those above set forth, which shall not be reasonably within the control of the party affected thereby and which by due diligence such party is unable to prevent or overcome (herein called “force majeure.”) When the term “party” as used in this Paragraph 19 applies to Seller, it shall also include Seller’s suppliers of Product if identified by Seller to Buyer in accordance with Paragraph 19c.

b. The party claiming force majeure shall notify the other party within 2 (two) working days after the claiming party has notice thereof, and both parties will then jointly use their best efforts to minimize any possible resulting waiting time and/or damages and/or costs.

c. Buyer acknowledges that Seller is not a producer of the Product. If Seller, pursuant to Subparagraph 7d has notified Buyer of the identity of its supplier for Product for the specified performing vessel, any force majeure condition affecting Seller’s supplier shall constitute a force majeure condition affecting Seller.

d. If force majeure affects Seller, Seller may, at its option, exercised by notice to Buyer within a reasonable time, either: (i) cancel from this Contract any quantities which have not been delivered due to force majeure, without affecting the balance of this Contract, or (ii) deliver such quantities in one or more lots, after Seller deems the effect of force majeure to have ended, on the same terms as set forth in this Contract. If, by reason of force majeure, there is a curtailment of or interference with the availability of any Product from the source of supply nominated by Seller for a specific shipment, Seller will be free to withhold, reduce or suspend deliveries hereunder to such extent as Seller consider reasonable and equitable in all the circumstances and Seller will not be required to acquire by purchase or otherwise additional quantities from other suppliers.

e. Notwithstanding the foregoing provisions of this Paragraph, Buyer shall not be relieved of any obligation to make payment for Product that has been delivered or to pay demurrage or detention with respect to vessels chartered and/or loaded before the notification of the force majeure under this Paragraph for a contractual shipment.

f. The foregoing provisions of this Paragraph shall have no application to the running of laytime or Buyer’s liability for demurrage, which are governed exclusively by Paragraph 15 and the provisions incorporated therein.

g. Should an event of force majeure prevent loading of the performing vessel or barge, Seller shall, if Buyer requests, use its best efforts to supply an ammonia cargo to Buyer from an alternate origin, on the same or another vessel or barge, as soon as practicable in order to arrive at the discharge port as close as possible to the original estimated arrival dates. The price of such Product would be determined in accordance with Paragraph 8 hereof and any extra costs incurred, compared to the originally scheduled shipment, will be for Buyer’s account and added to the price agreed or calculated as per above Paragraph 8.

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h. Should an event of force majeure occur after the fixture of a performing vessel but prior to loading of the vessel from the nominated load port, Seller shall be entitled to cancel the Charter Party of the nominated performing vessel, and any damages or other costs of doing so shall be borne by Buyer. Should an event of force majeure occur after the performing vessel has lifted Buyer’s cargo, Seller shall have the option, in order to mitigate waiting time and damages, to discharge the cargo at a port or ports other than the port mentioned in the Contract, and will inform Buyer accordingly. The price of the cargo shall, in any event, be increased or decreased by any increase or decrease in freight or expenses incurred by Seller in connection with the voyage, including, but not limited to demurrage, damages for detention, taxes or dues, minus any costs saved.

18. War risk

Any increased war risk or other insurance premiums levied after the date hereof and the cost of any bonuses or crew war payments incurred by Seller in connection with the performance of this Contract shall be includable in Direct Costs in proportion to the sum of all the bills of lading quantities of the products on board the vessel and the bill of lading quantity of Product sold to Buyer.

19. Default

a. Either party (a “Non-Defaulting Party”) (without prejudice to any other rights or remedies available to it hereunder or at law or in equity) may terminate this Contract forthwith on giving notice to that effect to the other party (the “Defaulting Party”) if the Defaulting Party shall (i) fail to make any payment within ten (10) days of the date such payment is due pursuant to this Contract to the Non-Defaulting Party or (ii) be in any other material breach of this Contract or of any other Contract between Buyer or Seller or their affiliated companies, and such breach continues to exist for 30 days after the Non-Defaulting Party gives written notice to the Defaulting Party of such breach. If such breach can not be cured within 30 days, the Defaulting Party shall notify the Non-Defaulting Party of such fact. In this case, the Non-Defaulting Party shall have an additional period of 60 days to cure the breach.

b. Notwithstanding any other provision of this Contract or of any other agreement between the parties, if either party:

(i) ceases or threatens to cease its business or a substantial part thereof, becomes bankrupt or insolvent, howsoever evidenced, or is unable to pay its debts as they fall due, or is dissolved, files a petition, or otherwise commences proceedings under any bankruptcy, insolvency, reorganization or similar law (other than voluntary proceedings for solvent reconstruction), or has any such petition filed or proceedings commenced against it;

(ii) has a liquidator, administrator, receiver or trustee appointed with respect to it substantial proportion of its property or assets or makes a general assignment, arrangement or composition with its creditors;

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(iii) fails to make any payment, when due, to the other party under this Contract, or any other agreement between the parties and such failure continues for a period of ‘two (2) business days after written notice of the failure is given to the Defaulting Party by the other;

each of the above being a “Financial Event of Default”, then in any such event the Non-Defaulting Party shall have the right, on written notice to the Defaulting Party, to terminate this Contract with immediate effect and to exercise the rights under Paragraph 22 hereof. These rights shall be without prejudice to and in addition to any other right of set off or any other rights to which the Non-Defaulting Party may otherwise be entitled to exercise.

c. All amounts that are not paid when due shall automatically bear interest, at the rate of two per cent per annum over the Prime Rate of interest, as reported from time to time in the Wall Street Journal, for the entire period that the amounts remain unpaid. Such interest shall be due and payable on demand, and any interest not paid when due shall be added to the overdue sum and itself bear interest accordingly.

20. Set-Off Right:

a. On the occurrence of a Financial Event of Default, the Non-Defaulting Party may, at its election, from time to time set off all amounts which the Defaulting Party owes to the Non-Defaulting Party (whether under this Contract, any other agreement, or otherwise and whether or not then due) against all amounts which it owes to the Defaulting (whether under this Contract, any other agreement or otherwise and whether or not then due), provided that any amount not then due which is included in such set off shall be discounted to present value as at the time of set off to take account of the period between the date of set off and the date on which such amount would have otherwise been due.

b. The Non-Defaulting Party shall not be required to pay the Defaulting Party any amount in respect of this Contract or any other agreement or otherwise until all amounts due and payable by the Defaulting Party to the Non-Defaulting Party (whether under this Contract or otherwise) have been fully and finally paid.

21. Exclusion of Warranties

Seller warrants that the Product will conform to the specifications in Paragraph 2 above. Seller makes no other warranty of any kind, express or implied, whether of merchantability or fitness for any purpose, or against infringement or otherwise. All other warranties or conditions as to quality or description or suitability (whether statutory or otherwise) are hereby excluded to the fullest extent permitted by law. Buyer assumes all risk and liability for the use of the Product, whether used singly or in combination with other substances, and for loss, damage, or injury to persons or property of Buyer or others arising out of the use of possession of the Product.

22. Claims

a. Notice by Buyer of claims as to Product delivered shall be made no later than 15 days after the completion of discharge. Notice by Buyer of claims for non-delivery of Product must

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be received by Seller not later than 15 days after the completion of discharge of any Product that has been delivered or, if no Product has been delivered, not later than 15 days after the date fixed for delivery. In either case, if Seller has not received such notice within such time, Buyer shall be deemed to have waived all claims in respect thereto, and such claims shall be forever barred.

b. No claim of any kind by Buyer as to Product delivered or for non-delivery of Product and whether or not based on negligence, shall be greater in amount than the purchase price of the Product in respect of which damages are claimed. In no event shall Buyer or Seller be liable for any special, indirect, punitive, exemplary, incidental, or consequential damages nor shall Seller be liable for loss of profit on resale of Product. Buyer assumes all risk and liability for the use of the Product, whether used singly or in combination with other substances, and for loss, damage, or injury to persons or property of Buyer or others arising out of the use of possession of the Product.

c. No suit or legal proceeding or demand for arbitration arising under this Contract shall be maintainable against Seller unless commenced or made by Buyer within one year after completion of discharge or failure to deliver Product hereunder.

23. Governing Law

This Contract, the validity and enforceability hereof, and the rights and duties of the parties hereunder shall be governed by New York law. The United Nations Convention on the International Sale Of Goods shall not apply.

24. Arbitration

a. Any dispute, controversy or claim arising out of or relating to this Contract, or the breach, termination or validity thereof, shall be referred to the arbitration of three persons in New York, one to be appointed by Seller, one to be appointed by Buyer and the third one by the two so chosen, who shall be chairman. Except as provided herein, the rules of the Society of Maritime Arbitrators (“SMA”) shall apply. The second arbitrator must be appointed within 20 calendar days of the appointment of the first arbitrator, failing which the first appointed arbitrator shall become the sole arbitrator. If the arbitrators appointed by the parties are unable to agree on a third arbitrator within 20 calendar days, the third arbitrator shall be appointed by the President of the SMA upon the application of either party. The award shall be final and the parties consent to the jurisdiction of any court for the recognition and enforcement thereof. The parties waive any defense based upon lack of jurisdiction or forum non conveniens.

b. The parties recognize that disputes between them and disputes between Seller and its supplier may involve common questions. Upon notice to Buyer, Seller shall have the right to stay any arbitration under this Contract pending the issuance, of a final award or judgment in any proceeding between Seller and its supplier, and the determination of any issue in such award or judgment shall be final and binding upon the parties in any arbitration under this Contract.

c. During the course of any arbitration, the parties shall continue to perform this Contract in accordance with its terms. The arbitral tribunal shall have jurisdiction to enforce this provision, by provisional or interim award or otherwise.

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25. Representations and Warranties

a.	Buyer represents and warrants to Seller that:

(i) It is a corporation duly organized, validly existing and in good standing under the laws of Delaware with the power and authority necessary to own its assets, carry on its business and enter into and perform its obligations hereunder. The making and performance of this Contract do not and under present law will not require any consent or approval of any third party or any other person, do not and under present law will not violate any law, rule, regulation order, writ, judgment, injunction, decree, determination or award, do not violate any provision of its organizational documents, and do not and will not result in any breach of any material agreement, lease or instrument to which it is a party, by which it is bound or to which any of its assets are or may be subject.

(ii) This Contract, when executed and delivered, will be the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

(iii) Buyer is in compliance in all material respects with all laws and regulation applicable to its organization, existence and business and has obtained all other consents and authorizations necessary for the due execution, delivery, and performance by Buyer of this Contract.

b.	Seller represents and warrants to Buyer that:

(i) It is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with the power and authority necessary to own its assets, carry on its business and enter into and perform its obligations hereunder. The making and performance of this Contract do not and under present law will not require any consent or approval of any third party or any other person, do not and under present law will not violate any law, rule, regulation order, writ, judgment, injunction, decree, determination or award, do not violate any provision of its organizational documents, and do not and will not result in any breach of any material agreement, lease or instrument to which it is a party, by which it is bound or to which any of its assets are or may be subject.

(ii) This Contract, when executed and delivered, will be the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.

(iii) Seller is in compliance in all material respects with all laws and regulations applicable to its organization, existence and business and has obtained all other consents and authorizations necessary for the due execution, delivery, and performance by Seller of this Contract.

26. Miscellaneous

a. Entire Contract: This Contract constitutes the entire agreement between the parties relating to the sale of the Product in the quantities and during the period specified herein. All prior and contemporaneous representations, understandings and agreements, written or oral, between the parties concerning such subject matter, are superseded and merged herein. No usage of trade or prior course of dealing or performance between the parties shall be deemed to modify the terms of this Contract.

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b. Modifications: This Contract cannot be modified except in a written form signed by both parties to this Contract. No usage of trade or prior course of dealing or performance between the parties shall be deemed to modify the terms of this Contract.

c. Waiver: No delay or failure on Seller’s or Buyer’s part to enforce any right or claim which either of them may have hereunder shall constitute a waiver of such right or claim. Any waiver by Seller or Buyer of any term, provision or condition hereof or of any default hereunder in any one or more instances shall not be deemed to be a further or continuing waiver of such term, provision, or condition or of any subsequent default hereunder.

d. Assignment: This Contract cannot be assigned by Buyer without the express written consent of Seller, provided that Buyer shall have the right to assign the Contract to any party that purchases a significant portion of the assets, comprising the Pascagoula Plant. Seller shall have the right to assign this Contract to an affiliated parent or subsidiary company or to assign to an affiliated parent or subsidiary company the right to make a lifting of Product under this Contract, provided that Seller in either case, shall remain in all respects responsible to Buyer for the full and timely performance of Seller’s obligations under this Contract.

e. Termination: No termination of this Contract shall affect rights theretofore accrued.

f. Unenforceability: Any provision of this Contract which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, but shall not thereby be rendered invalid or unenforceable in any other jurisdiction.

g. Headings: Paragraph titles and headings are for convenience only, do not affect the meaning of any Paragraph, and will not be deemed part of this Contract for purposes of interpretation.

27. Notices

a. All notices, statements and other communications permitted or required by this Contract by either party to the other must be in writing and, unless otherwise stated, may be given in person or by courier, e-mail or fax, to the address of such other party specified below:

Buyer:	Seller:

Mississippi Phosphates Corporation

601 Industrial Boulevard

Pascagoula, Mississippi 39567

Attention: Chief Executive Officer

rjones@missphosphates.com

Fax: (601) 898-9915

P.O. Box 848

Pascagoula MS 39568

Transammonia, Inc. 4211 West Boy Scout Blvd. Suite 600 Tampa, Florida 33607-5757 Attention: Senior Vice President Ammonia Division Fax: 813-261-0601 Tampa@transammonia.com

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Copy to:
Phosphate Holdings, Inc. Attention: Chief Executive Officer PO Box 388 Yazoo City, MS 39194

b. Any such notice will be deemed to be given: (i) if delivered in person, at the time of delivery; (ii) if sent by courier, upon receipt, as evidenced by a delivery notice from the courier; (iii) if sent by fax, at the time specified in the fax transmission report of full transmission, free of errors, to the recipient’s fax number; (iv) if sent by e-mail, when received.

c. Either party may change its address for the purpose set forth above upon giving fifteen (15) days prior notice to the other.

IN WITNESS WHEREOF, the parties have executed this Contract by their duly authorized representatives as of the date appearing above.

MISSISSIPPI PHOSPHATES CORPORATION		TRANSAMMONIA, INC.

By:	/s/ Robert E. Jones	By:	/s/ Ronald P Stanton
Name:	Robert E. Jones	Name:	Ronald P Stanton
Title:	Chief Executive Officer	Title:	Chairman

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